EXHIBIT 4.23

CONTINENTAL AIRLINES, INC.

1998 STOCK INCENTIVE PLAN

I. PURPOSE

The purpose of the Continental Airlines, Inc. 1998 Stock Incentive Plan is to provide a means through which Continental Airlines, Inc. and its subsidiaries may attract able persons to serve as directors, or to enter or remain in the employ of the Company (as defined below) or its subsidiaries, and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the welfare of the Company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries. Accordingly, the Plan provides that the Company may grant to certain employees or directors shares of Restricted Stock, or the option to purchase shares of Common Stock, as hereinafter set forth. Options granted under the Plan may be either Incentive Stock Options or options that do not constitute Incentive Stock Options.

II. DEFINITIONS

The following definitions (including any plural thereof) shall be applicable throughout the Plan unless specifically modified by any Section:

(a) “Administrator” means (i) in the context of Awards made to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is subject to Section 16 of the Exchange Act (including any successor section to the same or similar effect, “Section 16”), the Committee, or (ii) in the context of Awards made to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not subject to Section 16, the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a Director of the Company, the Committee).

(b) “Award” means an Option or grant of Restricted Stock.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated under such section.

(e) “Committee” means a committee of the Board comprised solely of two or more outside Directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of “Non-Employee Director” as defined in Rule 16b-3). Such committee shall be the Human Resources Committee of the Board unless and until the Board designates another committee of the Board to serve as Administrator as described in the Plan.

(f) “Common Stock” means the Class B common stock, $.01 par value, of the Company, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section IX(b).

(g) “Company” shall mean Continental Airlines, Inc., a Delaware corporation, or any successor thereto.

(h) “Director” means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

(i) “Disability” means any complete and permanent disability as defined in section 22(e)(3) of the Code.

(j) “employee” means any person (which may include a Director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(l) “Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.

(m) “Market Value per Share” means, as of any specified date, the closing sale price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal securities market in which the Common Stock is then traded. If the Common Stock is not publicly traded at the time a determination of “Market Value per Share” is required to be made hereunder, the determination of such amount shall be made by the Administrator in such manner as it deems appropriate.

(n) “Option” means an option to purchase Common Stock granted under Section VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.

(o) “Option Agreement” means a written agreement between the Company and an Optionee with respect to, and evidencing the grant of, an Option.

(p) “Optionee” means an employee or Director who has been granted an Option.

(q) “Plan” means the Continental Airlines, Inc. 1998 Stock Incentive Plan, as amended from time to time.

(r) “Restricted Stock” means shares of Common Stock granted pursuant to Section VIII of the Plan as to which neither the substantial risk of forfeiture nor the restriction on transfers referred to therein has expired.

(s) “Restricted Stock Agreement” means a written agreement between the Company and a recipient of Restricted Stock with respect to, and evidencing the grant of, Restricted Stock.

(t) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as such rule may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function.

(u) “subsidiary” means any entity (other than the Company) with respect to which the Company, directly or indirectly through one or more other entities, owns equity interests possessing 50 percent or more of the total combined voting power of all equity interests of such entity (excluding voting power that arises only upon the occurrence of one or more specified events).

III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective upon the date of its adoption by the Board; provided, that the Plan is approved by the stockholders of the Company within twelve months thereafter. Notwithstanding any provision of the Plan or of any Option Agreement or Restricted Stock Agreement, no Option shall be exercisable, and no shares of Restricted Stock shall vest, prior to such stockholder approval. No further Options or Restricted Stock may be granted under the Plan after ten years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Options granted under the Plan have been satisfied or expired, and all shares of Restricted Stock granted under the Plan have vested or been forfeited.

IV. ADMINISTRATION

(a) Administrator. The Plan shall be administered by the Administrator, so that Awards made to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is subject to Section 16, shall be made or effected by the Committee, and Awards made to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not subject to Section 16, shall be made or effected by the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a Director of the Company, the Committee).

(b) Powers. Subject to the express provisions of the Plan, the Administrator shall have authority, in its discretion, to determine which employees or Directors shall receive an Award, the time or times when such Award shall be granted, whether an Incentive Stock Option or nonqualified Option shall be granted, and the number of shares to be subject to each Award. In making such determinations, the Administrator shall take into account the nature of the services rendered by the respective employees or Directors, their present and potential contribution to the Company’s success and such other factors as the Administrator in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Administrator shall also have the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the Option Agreements and the Restricted Stock Agreements, including such terms, restrictions and provisions as shall be requisite in the judgment of the Administrator to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determination of the Administrator on the matters referred to in this Section IV shall be conclusive; provided, however, that in the event of any conflict in any such determination as between the Committee and the Chief Executive Officer of the Company, each acting in capacity as Administrator of the Plan, the determination of the Committee shall be conclusive.

V. SHARES SUBJECT TO THE PLAN; GRANT OF OPTIONS;

GRANT OF RESTRICTED STOCK

(a) Shares Subject to the Plan. Subject to adjustment as provided in Section IX(b), the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 5,500,000 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Option or a grant of Restricted Stock. To the extent that an Option or a grant of Restricted Stock lapses or the rights of the recipient with respect thereto terminate, any shares of Common Stock then subject to such Option or grant of Restricted Stock shall again be available for grant under the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that (i) may be subject to Options granted to any one individual during any calendar year may not exceed 750,000 shares, and (ii) may be granted as Restricted Stock may not exceed 250,000 shares (in each case subject to adjustment as provided in Section IX(b)). The limitation set forth in clause (i) of the preceding sentence shall be applied in a manner which will permit compensation generated in connection with Options awarded under the Plan by the Committee to constitute “performance based” compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced.

(b) Grant of Options. The Administrator may from time to time grant Options to one or more employees or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of this Plan.

(c) Grant of Restricted Stock. The Administrator may from time to time grant Restricted Stock to one or more employees or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of this Plan.

(d) Stock Offered. Subject to the limitations set forth in Section V(a) above, the stock to be offered pursuant to an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI. ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are employees or Directors. An Award may be granted on more than one occasion to the same person and, subject to the limitations set forth in the Plan, Awards consisting of Options may include an Incentive Stock Option or an Option that is not an Incentive Stock Option or any combination thereof, and Awards may consist of any combination of Options and Restricted Stock.

VII. STOCK OPTIONS

(a) Option Period. The term of each Option shall be as specified by the Administrator at the date of grant.

(b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Administrator at the date of grant.

(c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is an employee at the time the Option is granted. To the extent that the aggregate Market Value per Share (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Administrator shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an Optionee’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Market Value per Share of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Optionee’s lifetime only by such Optionee or the Optionee’s guardian or legal representative.

(d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of (i) employment, or (ii) membership on the Board, as applicable, on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by delivery of a number of shares of Common Stock (plus cash if necessary) having a Market Value per Share equal to such option price. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Administrator with respect thereto. The terms and conditions of the respective Option Agreements need not be identical.

(e) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be set forth in the Option Agreement and shall be determined by the Administrator but, subject to adjustment as provided in Section IX(b), such purchase price shall not be less than the Market Value per Share of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Administrator. The purchase price of the Option or portion thereof shall be paid in full in the manner specified by the Administrator. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

(f) Stockholder Rights and Privileges. The Optionee shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates representing such Common Stock have been registered in the Optionee’s name.

(g) Options in Substitution for Stock Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation or other business combination of the employing corporation with the Company or any subsidiary.

VIII. RESTRICTED STOCK

(a) Ownership of Restricted Stock. Each grant of Restricted Stock will constitute an immediate transfer of record and beneficial ownership of the shares of Restricted Stock to the recipient of the grant in consideration of the performance of services by such recipient (or other consideration determined by the Administrator), entitling the recipient to all voting and other ownership rights, but subject to the restrictions hereinafter referred to or contained in the related Restricted Stock Agreement. Each grant may, in the discretion of the Administrator, limit the recipient’s dividend rights during the period in which the shares of Restricted Stock are subject to a substantial risk of forfeiture and restrictions on transfer.

(b) Substantial Risk of Forfeiture and Restrictions on Transfer. Each grant of Restricted Stock will provide that (i) the shares covered thereby will be subject, for a period or periods determined by the Administrator at the date of grant, to one or more restrictions, including, without limitation, a restriction that constitutes a “substantial risk of forfeiture” within the meaning of section 83 of the Code and applicable interpretive authority thereunder, and (ii) during such period or periods during which such restrictions are to continue, the transferability of the Restricted Stock subject to such restrictions will be prohibited or restricted in a manner and to the extent prescribed by the Administrator at the date of grant.

(c) Restricted Stock Held in Trust. Shares of Common Stock awarded pursuant to a grant of Restricted Stock will be held in trust by the Company for the benefit of the recipient until such time as the applicable restriction on transfer thereof shall have expired or otherwise lapsed, at which time certificates representing such Common Stock will be delivered to the recipient.

(d) Restricted Stock Agreement; Consideration. Each grant of Restricted Stock shall be evidenced by a Restricted Stock Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve. The terms and conditions of the respective Restricted Stock Agreements need not be identical. Each grant of Restricted Stock may be made without additional consideration or in consideration of a payment by the recipient that is less than the Market Value per Share on the date of grant, as determined by the Administrator.

IX. RECAPITALIZATION, REORGANIZATION AND CHANGE IN CONTROL

(a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company or any subsidiary to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any subsidiary’s capital structure or its business, any merger or consolidation of the Company or any subsidiary, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any subsidiary or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Changes in Common Stock. The provisions of Section V(a) imposing limits on the numbers of shares of Common Stock covered by Awards granted under the Plan, as well as the number or type of shares or other property subject to outstanding Options and Restricted Stock grants and the applicable option prices per share, shall be adjusted appropriately by the Committee in the event of stock dividends, spin offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events.

(c) Change in Control. *1/ As used in the Plan (except as otherwise provided in an applicable Option Agreement or Restricted Stock Agreement), the term “Change in Control” shall mean:

(aa) any person (within the meaning of Section 13(d) or 14(d) under the Exchange Act, including any group (within the meaning of Section 13(d)(3) under the Exchange Act), a “Person”) is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (such Person being referred to as an “Acquiring Person”) representing the greater of (x) 25% of the combined voting power of the Company’s outstanding securities and (y) the proportion of the combined voting power of the Company’s outstanding securities represented by securities of the Company beneficially owned, directly or indirectly, by Northwest Airlines Corporation (“Northwest”) and any Person controlling, controlled by or under common control with Northwest at the time of reference (excluding, for purposes of determining such proportion of the combined voting power under this clause (y), any securities beneficially owned by Northwest (and any Person controlling, controlled by or under common control with Northwest) which are deemed beneficially owned by such Acquiring Person); other than beneficial ownership by (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such employee benefit plan (unless such plan or Person is a party to or is utilized in connection with a transaction led by Outside Persons), (iii) Northwest or any Person controlling, controlled by or under common control with Northwest (unless

*1. If the acquisition of Air Partners’ interest in the Company contemplated by the Investment Agreement dated as of January 25, 1998 among Northwest, Newbridge Parent Corporation, Air Partners, L.P., the partners of Air Partners, L.P. signatory thereto, Bonderman Family Limited Partnership, 1992 Air, Inc. and Air Saipan, Inc., as amended by Amendment No. 1 thereto dated as of February 27, 1998, is not consummated, there shall automatically be substituted, in lieu of the Change in Control provision of the Plan (Section IX(c)) set forth herein, the alternate Change in Control provision attached to the Plan and captioned “Alternate Change in Control Provision”.

Northwest is controlled by or under common control with Delta Air Lines, Inc.), or (iv) (I) 1992 Air, Inc., (II) any Person who controlled 1992 Air, Inc. as of February 26, 1998, including David Bonderman and James Coulter, or (III) any Person controlled by any such Person (Persons referred to in clauses (i) through (iv) hereof are hereinafter referred to as “Excluded Persons”); or

(bb) individuals who constituted the Board as of February 26, 1998 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to February 26, 1998 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or who was nominated for election by Excluded Persons shall be considered as though such individual were a member of the Incumbent Board; or

(cc) the Company merges with or consolidates into or engages in a reorganization or similar transaction with another entity (including Northwest) pursuant to a transaction in which the Company is not the “Controlling Corporation”; or

(dd) the Company sells or otherwise disposes of all or substantially all of its assets, other than to Excluded Persons, or the Company sells or otherwise disposes of all or substantially all of its assets to Northwest or any Person controlling, controlled by or under common control with Northwest.

For purposes of clause (aa) above, if at any time there exist securities of different classes entitled to vote separately in the election of directors, the calculation of the proportion of the voting power held by a beneficial owner of the Company’s securities shall be determined as follows: first, the proportion of the voting power represented by securities held by such beneficial owner of each separate class or group of classes voting separately in the election of directors shall be determined, provided that securities representing more than 50% of the voting power of securities of any such class or group of classes shall be deemed to represent 100% of such voting power; second, such proportion shall then be multiplied by a fraction, the numerator of which is the number of directors which such class or classes is entitled to elect and the denominator of which is the total number of directors elected to membership on the Board at the time; and third, the product obtained for each such separate class or group of classes shall be added together, which sum shall be the proportion of the combined voting power of the Company’s outstanding securities held by such beneficial owner.

For purposes of clause (aa) above, the term “Outside Persons” means any Persons other than (I) Persons described in clauses (aa)(i) or (iii) or (iv) above (as to Persons described in clause (aa)(iii) or (iv) above, while they are Excluded Persons) and (II) members of senior management of the Company in office immediately prior to the time the Acquiring Person acquires the beneficial ownership described in clause (aa).

For purposes of clause (cc) above, the Company shall be considered to be the Controlling Corporation in any merger, consolidation, reorganization or similar transaction unless either (1) the shareholders of the Company immediately prior to the consummation of the transaction (the “Old Shareholders”) would not, immediately after such consummation, beneficially own, directly or indirectly, securities of the resulting entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting entity or (2) those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity, provided that (I) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity beneficially owned, directly or indirectly, by the other party to the transaction and any such securities beneficially owned, directly or indirectly, by any Person acting in concert with the other party to the transaction, (II) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity acquired in any such transaction other than as a result of the beneficial ownership of Company securities prior to the transaction and (III) persons who are directors of the resulting entity shall be deemed not to have been directors of the Company immediately prior to the consummation of the transaction if they were elected as directors of the Company within 90 days prior to the consummation of the transaction.

The exclusion described in clause (aa)(iii) above shall cease to have any force or effect (and the Persons described therein shall cease to be Excluded Persons) if Northwest (together with any Person controlling, controlled by or under common control with Northwest) ceases to be, for a period of thirty consecutive calendar days, the beneficial owner, directly or indirectly, of securities of the Company representing at least 25% of the combined voting power of the Company’s outstanding securities. The exclusion described in clause (aa)(iv) above shall cease to have any force or effect (and the Persons described therein shall cease to be Excluded Persons) if (A) the Person acquiring beneficial ownership is not controlled by David Bonderman or James Coulter, or (B) the Person acquiring beneficial ownership (together with any Person controlling, controlled by or under common control with such Person) ceases to be, for a period of thirty consecutive calendar days, the beneficial owner, directly or indirectly, of securities of the Company representing at least 25% of the combined voting power of the Company’s outstanding securities.

Upon the occurrence of a Change in Control, with respect to each recipient of an Award hereunder, (AA) all Options granted to such recipient and outstanding at such time shall immediately vest and become exercisable in full (but subject, however, in the case of Incentive Stock Options, to the aggregate fair market value, determined as of the date the Incentive Stock Options are granted, of the stock with respect to which Incentive Stock Options are exercisable for the first time by such recipient during any calendar year not exceeding $100,000) and, except as required by law, all restrictions on the transfer of shares acquired pursuant to such Options shall terminate and (BB) all restrictions applicable to such recipient’s Restricted Stock shall be deemed to have been satisfied and such Restricted Stock shall vest in full.

In addition, except as otherwise provided in the applicable Option Agreement, if a recipient of an Award hereunder becomes entitled to one or more payments (with a “payment” including, without limitation, the vesting of an Award) pursuant to the terms of the Plan (the “Total Payments”), which are or become subject to the tax imposed by section 4999 of the Code (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Company or subsidiary for whom the recipient is then performing services shall pay to the recipient an additional amount (the “Gross-Up Payment”) such that the net amount retained by the recipient, after reduction for any Excise Tax on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment, shall equal the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the recipient shall be deemed (aa) to pay federal income taxes at the highest stated rate of federal income taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made (for 1998, the highest stated rate is 39.6%); and (bb) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made. Any Gross-Up Payment required hereunder shall be made to the recipient at the same time any Total Payment subject to the Excise Tax is paid or deemed received by the recipient.

X. AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the recipient thereof without the consent of such recipient, and provided further that the Board may not, without approval of the stockholders of the Company, amend the Plan to (a) increase the maximum aggregate number of shares that may be issued under the Plan or (b) change the class of individuals eligible to receive Awards under the Plan.

XI. MISCELLANEOUS

(a) No Right to an Option or Restricted Stock. Neither the adoption of the Plan nor any action of the Board or the Administrator shall be deemed to give an employee or Director any right to be granted an Award or any other rights hereunder except as may be evidenced by an Option Agreement or Restricted Stock Agreement duly executed and delivered on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

(b) No Employment or Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

(c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered thereby have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Administrator deems applicable and, in the opinion of legal counsel to the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to (i) make deductions from any settlement or exercise of an Award made under the Plan, including the delivery of shares, or require shares or cash or both be withheld from any Award, in each case in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations. The Administrator may determine the manner in which such tax withholding may be satisfied, and may permit shares of Common Stock (together with cash, as appropriate) to be used to satisfy required tax withholding based on the Market Value per Share of any such shares of Common Stock, as of the last trading day preceding the exercise or settlement of the Award.

(d) No Restriction on Corporate Action. Subject to the restrictions contained in Section X, nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action, whether or not such action would have an adverse effect on the Plan or any Award granted hereunder. No employee, Director, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

(e) Restrictions on Transfer of Options and Certain Underlying Shares. An Option (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Section VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Administrator. In the discretion of the Administrator, a percentage (determined by the Administrator and set forth in the applicable Option Agreement) of the aggregate shares of Common Stock obtained from exercises of an Option (which percentage may be satisfied out of particular exercises as determined by the Administrator and set forth in the applicable Option Agreement) shall not be transferable prior to the earliest to occur of (x) the termination of the relevant Option term (or such shorter period as may be determined by the Administrator and set forth in the Option Agreement), (y) the Optionee’s retirement, death or Disability, or (z) termination of the Optionee’s employment with the Company and its subsidiaries.

(f) Governing Law. The Plan shall be construed in accordance with the laws of the State of Delaware.

ALTERNATE CHANGE IN CONTROL PROVISION*2

(c) Change in Control. As used in the Plan, the term “Change in Control” shall mean:

(aa) any person (within the meaning of Section 13(d) or 14(d) under the Exchange Act, including any group (within the meaning of Section 13(d)(3) under the Exchange Act), a “Person”) is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (such Person being referred to as an “Acquiring Person”) representing the greater of (x) 25% of the combined voting power of the Company’s outstanding securities and (y) the proportion of the combined voting power of the Company’s outstanding securities represented by securities of the Company beneficially owned, directly or indirectly, by Air Partners, L.P. (“Air Partners”) and any Person controlling, controlled by or under common control with Air Partners at the time of reference (excluding, for purposes of determining such proportion of the combined voting power under this clause (y), any securities beneficially owned by Air Partners (and any Person controlling, controlled by or under common control with Air Partners) which are deemed beneficially owned by such Acquiring Person); other than beneficial ownership by (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such employee benefit plan (unless such plan or Person is a party to or is utilized in connection with a transaction led by Outside Persons), or (iii) Air Partners or any Person (other than any air carrier that is not the Company and that is currently controlled by or under common control with Air Partners, or a holding company or subsidiary of any such air carrier) controlling, controlled by or under common control with Air Partners (Persons referred to in clauses (i) through (iii) hereof are hereinafter referred to as “Excluded Persons”); or

(bb) individuals who constituted the Board as of February 28, 1997 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to February 28, 1997 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or who was nominated for election by Excluded Persons shall be considered as though such individual were a member of the Incumbent Board; or

*2. If the acquisition of Air Partner’s interest in the Company contemplated by the Investment Agreement dated as of January 25, 1998 among Northwest, Newbridge Parent Corporation, Air Partners, L.P., the partners of Air Partners, L.P. signatory thereto, Bonderman Family Limited Partnership, 1992 Air, Inc. and

Air Saipan, Inc., as amended by Amendment No. 1 thereto dated as of February 27, 1998, is not consummated, there shall automatically be substituted, in lieu of the Change in Control provision of the Plan (Section IX(c)) set forth herein, this alternate Change in Control provision captioned “Alternate Change in Control Provision”.

(cc) the Company merges with or consolidates into or engages in a reorganization or similar transaction with another entity pursuant to a transaction in which the Company is not the “Controlling Corporation”; or

(dd) the Company sells or otherwise disposes of all or substantially all of its assets, other than to Excluded Persons.

For purposes of clause (aa) above, if at any time there exist securities of different classes entitled to vote separately in the election of directors, the calculation of the proportion of the voting power held by a beneficial owner of the Company’s securities shall be determined as follows: first, the proportion of the voting power represented by securities held by such beneficial owner of each separate class or group of classes voting separately in the election of directors shall be determined, provided that securities representing more than 50% of the voting power of securities of any such class or group of classes shall be deemed to represent 100% of such voting power; second, such proportion shall then be multiplied by a fraction, the numerator of which is the number of directors which such class or classes is entitled to elect and the denominator of which is the total number of directors elected to membership on the Board at the time; and third, the product obtained for each such separate class or group of classes shall be added together, which sum shall be the proportion of the combined voting power of the Company’s outstanding securities held by such beneficial owner.

For purposes of clause (aa) above, the term “Outside Persons” means any Persons other than Persons described in clauses (aa)(i) or (iii) above (as to Persons described in clause (aa)(iii) above, while they are Excluded Persons) or members of senior management of the Company in office immediately prior to the time the Acquiring Person acquires the beneficial ownership described in clause (aa).

For purposes of clause (cc) above, the Company shall be considered to be the Controlling Corporation in any merger, consolidation, reorganization or similar transaction unless either (1) the shareholders of the Company immediately prior to the consummation of the transaction (the “Old Shareholders”) would not, immediately after such consummation, beneficially own, directly or indirectly, securities of the resulting entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting entity or (2) those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity, provided that (I) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity beneficially owned, directly or indirectly, by the other party to the transaction and any such securities beneficially owned, directly or indirectly, by any Person acting in concert with the other party to the transaction (unless such other party or such Person is Air Partners, if Air Partners has not ceased to be an Excluded Person), (II) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity acquired in any such transaction other than as a result of the beneficial ownership of Company securities prior to the transaction and (III) persons who are directors of the resulting entity shall be deemed not to have been directors of the Company immediately prior to the consummation of the transaction if they were elected as directors of the Company within 90 days prior to the consummation of the transaction.

The exclusion described in clause (aa)(iii) above shall cease to have any force or effect (and the Persons described therein shall cease to be Excluded Persons) if (A) Air Partners ceases to be, for a period of thirty consecutive calendar days, the beneficial owner, directly or indirectly, of securities of the Company representing at least 25% of the combined voting power of the Company’s outstanding securities or (B) there occurs a “change in the ownership or effective control” (within the meaning of section 280G of the Code) of Air Partners.

Upon the occurrence of a Change in Control, with respect to each recipient of an Award hereunder, (AA) all Options granted to such recipient and outstanding at such time shall immediately vest and become exercisable in full (but subject, however, in the case of Incentive Stock Options, to the aggregate fair market value, determined as of the date the Incentive Stock Options are granted, of the stock with respect to which Incentive Stock Options are exercisable for the first time by such recipient during any calendar year not exceeding $100,000) and, except as required by law, all restrictions on the transfer of shares acquired pursuant to such Options shall terminate and (BB) all restrictions applicable to such recipient’s Restricted Stock shall be deemed to have been satisfied and such Restricted Stock shall vest in full.

In addition, if a recipient of an Award hereunder becomes entitled to one or more payments (with a “payment” including, without limitation, the vesting of an Award) pursuant to the terms of the Plan (the “Total Payments”), which are or become subject to the tax imposed by section 4999 of the Code (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Company or subsidiary for whom the recipient is then performing services shall pay to the recipient an additional amount (the “Gross-Up Payment”) such that the net amount retained by the recipient, after reduction for any Excise Tax on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment, shall equal the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the recipient shall be deemed (aa) to pay federal income taxes at the highest stated rate of federal income taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made (for 1996, the highest stated rate is 39.6%); and (bb) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made. Any Gross-Up Payment required hereunder shall be made to the recipient at the same time any Total Payment subject to the Excise Tax is paid or deemed received by the recipient.